Exhibit 99.2

                            CERTIFICATION PURSUANT TO
                             18 U.S.C. SECTION 1350.
                             AS ADOPTED PURSUANT TO
                  SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

In connection with the Annual Report of Investment Properties Associates (the "Company") on Form 10-K for the period ending December 31, 2002 as filed with the Securities and Exchange Commission on the date hereof (the "Report"), I, Robert Hecht, Chief Financial Officer of the Company, certify, pursuant to 18 U.S.C. ss. 1350, as adopted pursuant to ss. 906 of the Sarbanes-Oxley Act of 2002, that:

      (1) The Report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

      (2) The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

/s/ Robert Hecht
---------------------------------------
Robert Hecht
Chief Financial Officer

March 24, 2003

                           Annual Report On Form 10-K

                          Items 8 and 15(A)(1) and (2)

          List Of Financial Statements And Financial Statement Schedule

              Financial Statements And Financial Statement Schedule

                          Year Ended December 31, 2002

                        Investment Properties Associates
                        (A New York Limited Partnership)

                               New York, New York

                        Investment Properties Associates
                        (A New York Limited Partnership)

         Index Of Financial Statements And Financial Statement Schedule

                                                                            Page
                                                                            ----
Report of Independent Auditors...............................................S-1
Balance Sheets-December 31, 2002 and 2001....................................S-2
Statements of Income-Years Ended December 31, 2002,
  2001 and 2000......................................................S-3 and S-4
Statements of Changes in Partners' Capital (Deficiency)-
  Years Ended December 31, 2002, 2001 and 2000...............................S-5
Statements of Cash Flows-Years Ended December 31, 2002,
  2001 and 2000..............................................................S-6
Notes to Financial Statements........................................S-7 to S-16

The following financial statement schedule of Investment Properties Associates is included in Item 15 (A)(2):

Schedule III-Real Estate and Accumulated Depreciation..............S-17 and S-18

All other schedules for which provision is made in the applicable accounting regulation of the Securities and Exchange Commission are not required under the related instructions, are inapplicable or have been otherwise disclosed, and therefore have been omitted.

                         Report of Independent Auditors

Investment Properties Associates

We have audited the accompanying balance sheets of Investment Properties Associates (a New York Limited Partnership) as of December 31, 2002 and 2001, and the related statements of income, changes in partners' capital (deficiency) and cash flows for each of the three years in the period ended December 31, 2002. Our audits also included the financial statement schedule listed in the index at Item 15. These financial statements and schedule are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Investment Properties Associates at December 31, 2002 and 2001, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

                                                           /s/ Ernst & Young LLP

New York, New York
January 31, 2003

                        Investment Properties Associates
                        (A New York Limited Partnership)

                                 Balance Sheets

                                                            December 31,
                                                      -------------------------
                                                        2002             2001
                                                      --------         --------
Assets
Real estate held for sale, at cost (Note 3)           $8,033,347     $8,033,347
  Less accumulated depreciation and
    amortization                                       5,880,040      5,880,040
                                                      -------------------------
                                                       2,153,307      2,153,307
                                                      -------------------------

Cash and cash equivalents                              1,516,410      2,788,292

Due from managing agent (Helmsley-
  Spear Inc.) (Note 5)                                    47,380        229,291

Receivables, principally for rentals                          --          3,553

Other assets, (Note 4)                                    16,881        457,515

                                                      -------------------------
Total assets                                          $3,733,978     $5,631,958
                                                      =========================

                                                            December 31,
                                                      -------------------------
                                                        2002             2001
                                                      --------         --------

Liabilities and partners' capital
  (deficiency)
Accounts payable                                      $    6,547     $    7,903
Distributions payable to General Partners,
  Special Limited Partners and Limited
  Partner (Note 8)                                       457,752        698,179
Guaranteed payments due to General
  Partners, Special Limited Partners and
  Limited Partner (Note 6)                               146,500        146,500

Due to managing agent (Helmsley-
  Spear, Inc.) (Note 5)                                       --         35,661
Sundry and accrued liabilities                           105,230        233,638
Deposits (Note 3)                                             --      1,500,000
                                                      -------------------------
Total liabilities                                        716,029      2,621,881
                                                      -------------------------
Commitments and contingencies
  (Note 11)

Partners' capital (deficiency)
  (Notes 1, 6, 7, and 8):
    General Partners                                  (2,495,163)    (2,495,206)
    Special Limited Partners                           3,290,185      3,286,292
    Limited Partner (represented by
      the equivalent of 820,000
      Participation Interests)                         2,222,927      2,218,991
                                                      -------------------------
                                                       3,017,949      3,010,077
                                                      -------------------------
Total liabilities and partners'
  capital (deficiency)                                $3,733,978     $5,631,958
                                                      =========================

See accompanying notes.

                        Investment Properties Associates
                        (A New York Limited Partnership)

                              Statements of Income

                                                          Years ended December 31,
                                                    2002           2001            2000
                                                 ------------------------------------------
Revenues:
Gross revenues from real estate (Note 10)        $       --     $  143,887     $  5,969,098
Interest and other income                         1,627,677      1,607,060        1,174,914
                                                 ------------------------------------------
                                                  1,627,677      1,750,947        7,144,012
                                                 ------------------------------------------
Expenses:
  Real estate taxes                                 307,759        258,100          547,845
  Interest                                               --             --           43,584
  Management fees (Note 5)                               --             --          109,737
  Payroll and related expenses                      124,383        128,403          431,153
  Repairs and maintenance expenses                       --             --          239,056
  Other property expenses                           204,949        133,753          825,410
  Administrative expenses                           415,676        833,226          636,900
  Depreciation and amortization of real estate           --             --          598,174
  Amortization of leasing commissions                    --             --          232,160
                                                 ------------------------------------------
                                                  1,052,767      1,353,482        3,664,019
                                                 ------------------------------------------
Income before items shown below                     574,910        397,465        3,479,993


Gain on sales of real estate (Note 3)                    --         95,096      150,500,239
                                                 ------------------------------------------

Income before guaranteed payments required
 under the Limited Partnership Agreement         $  574,910     $  492,561     $153,980,232

See accompanying notes.

                        Investment Properties Associates
                        (A New York Limited Partnership)

                        Statements of Income (continued)

                                                          Years ended December 31,
                                                    2002           2001            2000
                                                 ------------------------------------------
Guaranteed payments required under
  the Limited Partnership agreement
  (Note 6):
    To the Limited Partner                       $ 15,000       $ 15,000       $     15,000
    To General and Special
      Limited Partners                            101,500        101,500            101,500
    To General Partners                                --             --             34,054
                                                 ------------------------------------------
                                                  116,500        116,500            150,554
                                                 ------------------------------------------

Net income                                       $458,410       $376,061       $153,829,678
                                                 ==========================================
Net income allocable as follows (Note 7):

  General Partners                                  2,521          2,591          1,103,106

  Special Limited Partners                        226,684        232,987         99,179,316

  Limited Partner                                 229,205        140,483         53,547,256
                                                 ------------------------------------------
                                                 $458,410       $376,061       $153,829,678
                                                 ==========================================
Net Income Per Limited Partner
  Participation Interest (820,000
  units outstanding):                            $ 0.2795       $ 0.1713       $    65.3015
                                                 ==========================================

See accompanying notes.

                        Investment Properties Associates
                        (A New York Limited Partnership)

             Statements of Changes in Partners' Capital (Deficiency)

                                                                            Special
                                                               General      Limited         Limited
                                               Total          Partners      Partners        Partner
                                          ------------------------------------------------------------
Partners' Capital (Deficiency)
  January 1 2000                          $  15,603,535    $(2,683,508)   $(13,643,808)   $ 31,930,851
Distribution to General Partners,
  Special Limited Partners and Limited
  Partner (Note 8)                         (160,908,232)      (884,995)    (79,569,121)    (80,454,116)
  Net income for the year ended
  December 31, 2000 (Note 7)                153,829,678      1,103,106      99,179,316      53,547,256
                                          ------------------------------------------------------------
Partners' Capital (Deficiency)
  December 31, 2000                           8,524,981     (2,465,397)      5,966,387       5,023,991
Distribution to General Partners,
  Special Limited Partners and Limited
  Partner (Note 8)                           (5,890,965)       (32,400)     (2,913,082)     (2,945,483)
Net income for the year ended
  December 31, 2001 (Note 7)                    376,061          2,591         232,987         140,483
                                          ------------------------------------------------------------

Partners' Capital (Deficiency)
  December 31, 2001                           3,010,077     (2,495,206)      3,286,292       2,218,991
Distribution to General Partners,
  Special Limited Partners and Limited
  Partner (Note 8)                             (450,538)        (2,478)       (222,791)       (225,269)
Net income for the year ended
  December 31, 2001 (Note 7)                    458,410          2,521         226,684         229,205
                                          ------------------------------------------------------------
Partners' Capital (Deficiency)
  December 31, 2002                       $   3,017,949    $(2,495,163)   $  3,290,185    $  2,222,927
                                          ============================================================

See accompanying notes.

                        Investment Properties Associates
                        (A New York Limited Partnership)

                            Statements of Cash Flows

                                                                  Years ended December 31,
                                                             2002          2001           2000
                                                        --------------------------------------------
Operating activities:
Net income                                              $   458,410    $   376,061    $ 153,829,678
Adjustments to reconcile net income to net cash
  (used in) provided by operating activities:
Depreciation and amortization                                    --             --          830,334
Gain on sale of real estate                                      --        (95,096)    (150,500,239)
Changes in operating assets and liabilities:
Due from managing agent                                     181,911        501,287        2,091,590
Receivables                                                   3,553          4,662          459,017
Other assets                                                440,634         95,835          676,101
Accounts payable                                             (1,356)      (105,465)        (564,809)
Accrued real estate tax                                          --        (11,086)          11,088
Accrued interest                                                 --             --          (29,278)
Guaranteed payments due to General Partners,
  Special Limited Partners and Limited Partner                   --        (34,053)        (120,168)
Due to managing agent                                       (35,661)        (6,159)        (189,293)
Sundry and accrued liabilities                             (128,408)        61,093         (438,167)
Deposits and rents received in advance                           --             --       (1,696,853)
Deposits                                                 (1,500,000)     1,500,000               --
                                                        --------------------------------------------
Net cash (used in) provided by operating activities        (580,917)     2,287,079        4,359,001
                                                        --------------------------------------------
Investing activities:
Property improvements                                            --             --         (595,995)
Net proceeds from sale of real estate                            --         95,096      164,953,897
                                                        --------------------------------------------
Net cash provided by investing activities                        --         95,096      164,357,902
                                                        --------------------------------------------

Financing activities:
Distributions to General Partners, Special Limited
   Partners and Limited Partner                            (690,965)    (9,108,232)    (234,972,567)
Principal payments on mortgages payable                          --             --       (4,000,000)
                                                        --------------------------------------------
Net cash used in financing activities                      (690,965)    (9,108,232)    (238,972,567)
                                                        --------------------------------------------

Decrease in cash and cash equivalents                    (1,271,882)    (6,726,057)     (70,255,664)
Cash and cash equivalents at beginning of year            2,788,292      9,514,349       79,770,013
                                                        --------------------------------------------
Cash and cash equivalents at end of year                $ 1,516,410    $ 2,788,292    $   9,514,349
                                                        ============================================

Supplemental disclosure of cash flow information
Cash paid during the year for interest                  $        --    $        --    $      72,862
                                                        ============================================

Supplemental disclosure of non-cash investing and
   financing activities
Deferred leasing commissions charged to cost of sales   $        --    $        --    $   2,350,881
                                                        ============================================

See accompanying notes.

                        Investment Properties Associates
                        (A New York Limited Partnership)

                          Notes to Financial Statements

                                December 31, 2002

1. Description of Business

Investment Properties Associates ("IPA") was formed as a limited partnership on May 15, 1969 to acquire and operate commercial properties. Through January 4, 1997, the General Partners of IPA were Mr. Harry B. Helmsley and Mr. Irving Schneider and two corporations owned or controlled by them. Collectively, the General Partners owned a 1.5% interest in IPA. Upon the death of Mr. Helmsley on January 4, 1997, the general partnership interest owned by him automatically converted to a Special Limited Partnership Interest owned by his estate. As a result of this conversion, the total interests of the General Partners were reduced to .55%. The Special Limited Partners are Mrs. Leona M. Helmsley, Mr. Irving Schneider, and the Estate of Mr. Harry B. Helmsley and the Limited Partner is Mr. John Bailey. Undivided interests in the limited partnership are represented by 820,000 Participation Interests ("PPI's"). Changes in ownership subsequent to January 4, 1997 are described below.

Under the terms of the Partnership Agreement in effect on the date of Mr. Helmsley's death, the General Partners were required to create a new limited partnership with the same attributes as IPA and convey all assets and liabilities of IPA to that entity. Because such a course of action would have resulted in substantial expense to IPA and no benefit to the partners and holders of PPI's, the General Partners obtained approval of a majority of the holders of the PPI's to continue the business of IPA, and the Partnership Agreement was amended to that effect effective May 30, 1997.

Effective July 3, 1997, the Partnership Agreement was further amended to admit a newly formed limited liability company owned by Mrs. Leona M. Helmsley as a General Partner of IPA. This entity was allocated a portion of the general partner interest owned by one of the corporate general partners.

On June 10, 1998, the General Partner interests of the corporation and limited liability company owned by Mrs. Leona M. Helmsley, and the Special Limited
Partner interests owned by Mrs. Leona M. Helmsley and the Estate of Harry B. Helmsley were acquired by ScogBell Acquisition, L.L.C. ("ScogBell"). Also on June 10, 1998, ScogBell acquired 282,377 PPI's from Mrs. Leona M. Helmsley and 28,550 PPI's in the over-the-counter market.

As of December 31, 2002 and 2001, IPA's sole real estate asset is a vacant office property located in Newark, New Jersey (see Note 3). IPA is continuing its efforts to dispose of this property and wind down its affairs.

                        Investment Properties Associates
                        (A New York Limited Partnership)

                    Notes to Financial Statements (continued)

2. Significant Accounting Policies

      a. The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

      b. Rental revenue from tenant leases was recognized on a straight-line basis over the terms of the associated leases.

      c. Depreciation of buildings and building improvements was provided for by the straight-line method over estimated useful lives of 19 to 39 years. Leaseholds, leasehold improvements and tenants' alterations were amortized over the terms of the related leases. Amounts applicable to tenants' alterations and the related accumulated amortization were eliminated from the accounts at the time the related lease expired or, if the tenant vacated the premises prior thereto, unamortized assets were charged to operations in the year the premises were vacated.

      d. Leasing commissions were amortized over the terms of the related leases.

      e. IPA's employees are covered under multi-employer defined contribution pension plans. All contributions are funded currently based upon negotiated union contracts. Information from the plans' administrators is not available to permit IPA to determine its share of unfunded vested benefits. During 2002, 2001 and 2000, IPA paid approximately $15,000, $18,000 and $93,000, respectively, for employees to union plans for pension, welfare and other benefits.

      f. For the purpose of determining cash equivalents, IPA considers all highly liquid investments with a maturity of three months or less, when purchased, to be cash equivalents.

                        Investment Properties Associates
                        (A New York Limited Partnership)

                    Notes to Financial Statements (continued)

2. Significant Accounting Policies (continued)

      g. Financial Accounting Standards Board ("FASB") Statement No. 107, "Disclosures About Fair Value of Financial Instruments", defines fair value of a financial instrument as the amount at which the instrument could be exchanged in a current transaction between willing parties. The methods and assumptions used to estimate the fair value of financial instruments at December 31, 2002 and 2001 are as follows:

            (i) The carrying value of cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities and deposits approximate fair value due to the short maturities of these items.

      h. Gains on sales of real estate are recognized at closing in accordance with FASB Statement No. 66, "Accounting for Sales of Real Estate".

      i. FASB Statement No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets (FASB 144)," supersedes FASB Statement No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," and the accounting and reporting provisions of APB opinion No. 30, "Reporting the Results of Operations" for a disposal of a segment of a business. FASB 144 is effective for fiscal years beginning after December 15, 2001 and requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flow estimates to be generated by those assets are less than the assets' carrying amount or on long-lived assets held for sale when the assets' carrying amount is greater than the fair market value less costs of disposal for those assets on a property by property basis. IPA evaluates its properties for indicators of impairment by reference to the undiscounted cash flows to be generated from the operation and sale of the properties. No
            indicators  of  impairment  were  present,  and,   accordingly,   no
            provisions for impairment have been recorded in any of the periods presented.

      j. Basic earnings per share has been calculated by dividing the net income allocated to the Limited Partner by the 820,000 PPI's outstanding. As IPA has no potentially dilutive securities, no presentation of diluted earnings per share is required.

      k.    Effective  January 1, 1998,  IPA  adopted  FASB  Statement  No. 131,
            "Disclosures   About   Segments   of  an   Enterprise   and  Related
            Information." IPA is engaged in the ownership and operation of commercial office properties and has one reportable segment. IPA evaluates real estate performance and allocates resources based on net operating income.

                        Investment Properties Associates
                        (A New York Limited Partnership)

                    Notes to Financial Statements (continued)

2. Significant Accounting Policies (continued)

            The primary sources of revenue are generated from tenant base rents and escalations of operating expenses and real estate taxes. Operating expenses primarily consist of common area maintenance. The commercial office property segment meets the quantitative threshold for determining reportable segments. IPA has no investment in foreign operations.

3. Real Estate

IPA's sole remaining property is held for sale and is summarized as follows:

              Classification                        2002            2001
   -------------------------------------------------------------------------
   Land                                         $  502,032       $  502,032
   Leaseholds and leasehold improvements         7,531,315        7,531,315
                                                ----------------------------
                                                $8,033,347       $8,033,347
                                                ============================

On October 22, 2001, IPA entered into a contract to sell its only remaining property, a vacant commercial office building located at 570 Broad Street in Newark, New Jersey, for $11,500,000. In connection with this contract, IPA received non-refundable deposits from the buyer aggregating $1,500,000 which was included in Deposits in the accompanying balance sheet at December 31, 2001. In January 2002, due to the buyer's inability to satisfy the closing conditions, the contract expired and IPA retained the deposit and resumed marketing activities with respect to the property.

On July 11, 2001, IPA sold its undeveloped land in Texas for $100,000. In connection with this transaction, IPA recognized a gain on the sale of approximately $95,000.

On May 8, 2000, IPA sold the 245 Fifth Avenue and the 261 Fifth Avenue, New York, New York, properties for $135,000,000. The sales proceeds were used to pay closing costs of approximately $4,400,000 and a sales commission to one of the general partners of approximately $5,110,000. In connection with this transaction, IPA recognized a gain on the sale of approximately $113,570,000. In addition, distributions of $60,000,000 were paid to the General Partners and Special Limited Partners in May 2000 and $60,000,000 was paid to holders of Participation Interest in June 2000.

                        Investment Properties Associates
                        (A New York Limited Partnership)

                    Notes to Financial Statements (continued)

3. Real Estate (continued)

On January 18, 2000, IPA sold its 50% undivided interest in the 1328 Broadway, New York, New York, property for $43,500,000. The sales proceeds were used to repay IPA's 50% share of the $8,000,000 mortgage loan encumbering its interest in the property, pay closing costs of approximately $1,400,000 and a sales commission to one of the general partners of approximately $1,650,000. In connection with this transaction, IPA recognized a gain on the sale of approximately $36,930,000. In addition, distributions of $18,500,000 were paid to the General Partners and Special Limited Partners in January 2000 and $18,500,000 was paid to the holders of Participation Interests in February 2000.

4. Other Assets

Other assets consisted principally of amounts held in escrow by the buyer of the Partnership's Chicago properties, which were sold in 1998. During 2002, IPA received these amounts from the buyer.

5. Management of Properties

The properties are managed by Helmsley-Spear, Inc. Mr. Irving Schneider is co-chairman and Chief Operating Officer of Helmsley-Spear, Inc., and owns 50% of its outstanding stock. In addition to providing general property management services, Helmsley-Spear, Inc. locates tenants and negotiates leases for its properties. Management fees are based upon negotiated percentages of revenues for each property in the portfolio.

Leasing commissions are based upon varying percentages of the annual rent paid by tenants obtained by Helmsley-Spear, Inc. Management fees and leasing commissions charged to IPA by Helmsley-Spear, Inc. aggregated $0 (2002), $0
(2001), and $393,447 (2000).

                        Investment Properties Associates
                        (A New York Limited Partnership)

                    Notes to Financial Statements (continued)

6. Guaranteed Payments Due to Partners

The Limited Partnership Agreement requires that certain guaranteed payments be made to partners and deducted as expenses in determining net income. The General Partners and Special Limited Partners receive guaranteed payments equal to 8 3/4% per annum of their "Remaining Original Cash Contribution" ($1,160,000 at December 31, 2002, 2001 and 2000). In addition, the General Partners receive guaranteed payments equal to 1/2% of gross revenues from real estate, as defined, and the Limited Partner receives $15,000 per annum.

7. Allocations of Partnership Income

In accordance with the terms of the Limited Partnership Agreement, elements of income for financial reporting purposes were credited (but not distributed in cash) to the capital accounts of the partners through January 3, 1997, as follows (see Note 8 for the basis on which cash distributions are determined):

                                                                         Special
                                                          General        Limited      Limited
                                                          Partners      Partners      Partner
                                                        ----------------------------------------
A. Net income before items C, D, E and F below              1.5%          48.5%         50.0%
B. Net losses, before items below                         100.0%            --            --
C. Depreciation and amortization of real estate:
     1. Equal to mortgage amortization (as defined)         1.5%          48.5%         50.0%
     2. Balance                                             3.0%          97.0%           --
D. Bond discount amortization                                --             --         100.0%
E. Gain on disposition of property:
     1. To the extent of the aggregate depreciation
          and amortization of such property included
          in C(2) above                                     3.0%          97.0%           --
     2. Balance                                             1.5%          48.5%         50.0%
F. Loss on disposition of property                        100.0%            --            --

                        Investment Properties Associates
                        (A New York Limited Partnership)

                    Notes to Financial Statements (continued)

7. Allocations of Partnership Income (continued)

Upon the death of Mr. Helmsley on January 4, 1997, and the conversion of his General Partner interest into a Special Limited Partner interest, the elements of income for financial reporting purposes are generally credited (but not distributed in cash) to the capital accounts of the partners as follows:

                                                                        Special
                                                          General       Limited          Limited
                                                          Partners     Partners          Partner
                                                       ---------------------------------------------
A. Net income before items C, D, E and F below              .55%         49.45%           50.0%
B. Net losses, before items below                         36.67%         63.33%             --
C. Depreciation and amortization of real estate:
     1. Equal to mortgage amortization (as defined)         .55%         49.45%           50.0%
     2. Balance                                             1.1%          98.9%             --
D. Bond discount amortization                                --             --           100.0%
E. Gain on disposition of property:
     1. To the extent of the aggregate depreciation
          and amortization of such property included
          in C(2) above                                     1.1%          98.9%             --
     2. Balance                                             .55%         49.45%           50.0%
F. Loss on disposition of property                        36.67%         63.33%             --

8. Cash Distributions

Net Operating Revenues, as defined, are distributable at the discretion of the General Partners, as follows:

                                           Through                 From
                                       January 3, 1997       January 4, 1997
                                       -------------------------------------
    General Partners                         1.5%                    .55%
    Special Limited Partners                48.5%                  49.45%
    Limited Partner                         50.0%                  50.00%

Notwithstanding the foregoing, if with respect to any calendar year the Limited Partner's distributive share (computed on the same basis as that used in preparing IPA's Federal income tax return) of income (loss) plus one-half of such partner's distributive share of long-term capital gains exceeds the cash distributions referred to above, IPA must distribute an additional amount equal to such excess to the Holders of the Participation Interests.

                        Investment Properties Associates
                        (A New York Limited Partnership)

                    Notes to Financial Statements (continued)

8. Cash Distributions (continued)

In 2002, 2001 and 2000, Net Operating Revenues, as defined in the Limited Partnership Agreement, amounted to $450,538, $280,965 and $3,908,231, respectively. At December 31, 2002, 2001 and 2000, accrued distributions amounted to $457,752, $698,179 and $3,915,446, respectively. The accrued distribution at December 31, 2002 consists principally of $450,538 in respect of 2002 Net Operating Revenues.

9. Income Taxes

IPA has obtained a ruling from the Internal Revenue Service that IPA will be classified as a partnership for Federal income tax purposes, and has received an opinion of tax counsel that IPA, as a partnership, will not be subject to any Federal income taxes, and that each holder of Participation Interests will be treated for Federal income tax purposes as if he were a limited partner of IPA to the extent of his proportionate interest in the Limited Partnership Interest. Each partner of IPA and each holder of Participation Interests at any time during the taxable year of IPA must take into account his distributive share of all items of IPA's income, gain, loss, deduction or credit, without regard to whether such partner or holder of Participation Interests has received or will receive any distributions from IPA. Accordingly, no provision for income taxes has been made in the accompanying statements of income.

The amount of income (loss) for federal tax purposes for the years ended December 31, 2002, 2001, and 2000 was $234,562, $(452,532) and $146,534,487,
respectively, as compared with the net income of $458,410, $376,061 and $153,829,678, respectively, shown in the statements of income. A reconciliation of the differences between income

                        Investment Properties Associates
                        (A New York Limited Partnership)

                    Notes to Financial Statements (continued)

9. Income Taxes (continued)

as reflected in the accompanying statements of income and the amount of income for Federal tax purposes is as follows:

                                                     December 31,
                                           2002         2001          2000
                                       ----------------------------------------
Net income per statements of income     $ 458,410    $ 376,061    $ 153,829,678
Depreciation and amortization            (215,976)    (229,480)         153,124
Gain on sale of property                       --           --       (7,414,167)
Loss on sale of property                       --     (599,113)              --
Deferred rental income                         --           --               --
Other, net                                 (7,872)          --          (34,148)
                                       -----------------------------------------
Income (loss) for Federal tax
  purposes                              $ 234,562    $(452,532)   $ 146,534,487
                                       =========================================

10. Gross Revenue From Real Estate

IPA earns rental income under leases principally with commercial tenants located in its office buildings. Such leases generally provide for the tenant to pay minimum rentals plus, in certain instances, a portion of increases in real estate taxes, operating expenses and/or increases in the consumer price index based on lease escalation clauses. Office leases generally range from 5 years to 15 years and contain various renewal options. In addition, IPA earns rental income from retail stores. Such leases generally provide for minimum rentals plus percentage rentals based on the store sales. Retail store leases generally range from 1 to 5 years and contain various renewal options. All of the aforementioned leases are accounted for as operating leases. Included in Gross Revenues from Real Estate for the years ended 2002, 2001 and 2000 are $0, $0, and $1,839, respectively, representing revenue from escalations and percentage rentals. For the years ended 2002, 2001 and 2000, approximately $0, $0, and $259,290, respectively, was received in connection with lease cancellations with former tenants.

Since disposing of its remaining income producing properties during the year ended December 31, 2000, IPA has no minimum future rentals due on noncancelable operating leases as its remaining properties included vacant land located in Houston, Texas, which was sold during 2001, and a vacant office property at 570 Broad Street, Newark, NJ (see Note 3).

                        Investment Properties Associates
                        (A New York Limited Partnership)

                    Notes to Financial Statements (continued)

11. Contingencies

IPA is involved in various legal matters and disputes arising in the normal course of operations, the ultimate outcome of which is not expected to have a material effect on the financial statements.

12. Summary of Quarterly Financial Information (Unaudited)

The separate results of operations of IPA for the years ended December 31, 2002 and 2001 are as follows:

                                                               2002
                                        --------------------------------------------------
                                                       Three Months Ended
                                         March 31      June 30   September 30  December 31
                                        --------------------------------------------------
Gross revenue from real estate          $       --    $      --    $      --    $      --
Net income (loss)                        1,220,205     (186,522)    (204,905)    (370,368)
Net income (loss) credited to the
  partners capital accounts:
General Partners                             6,711       (1,026)      (1,127)      (2,037)
Special Limited Partners                   603,391      (92,235)    (101,325)    (183,147)
Limited Partner                            610,103      (93,261)    (102,453)    (185,184)
                                        --------------------------------------------------
                                        $1,220,205    $(186,522)   $(204,905)   $(370,368)
                                        ==================================================
Net income (loss) per Limited
  Partner Participation Interest        $   0.7440    $ (0.1137)   $ (0.1249)   $ (0.2258)
                                        ==================================================

                                                               2001
                                        ------------------------------------------------------
                                                         Three Months Ended
                                         March 31       June 30     September 30   December 31
                                        ------------------------------------------------------
Gross revenue from real estate           $  3,232      $   8,020       $ 51,536    $  81,099
Net income (loss)                         415,103       (123,590)       451,852     (367,304)
Net income (loss) credited to the
  partners capital accounts:
General Partners                            2,283           (680)         2,485       (1,497)
Special Limited Partners                  205,268        (61,115)       223,441     (134,607)
Limited Partner                           207,552        (61,795)       225,926     (231,200)
                                        ------------------------------------------------------
                                         $415,103      $(123,590)      $451,852    $(367,304)
                                        ======================================================
Net income (loss) per Limited
  Partner Participation Interest         $ 0.2531      $ (0.0753)      $ 0.2755    $ (0.2819)
                                        ======================================================

                        Investment Properties Associates

                        (A New York Limited Partnership)

             Schedule III - Real Estate and Accumulated Depreciation

                                December 31, 2002

    Col. A                 Col. B              Col. C               Col. D                     Col. E
-----------------------------------------------------------------------------------------------------------------------
                                                                                             Gross Amount
                                       Initial Cost of Company    Improvements     at Which Carried Close of Period
                                       -----------------------    Capitalized     ----------------------------------
                                                 Buildings and   Subsequent to             Buildings and
  Description           Encumbrances    Land     Improvements     Acquisition     Land      Improvements     Total
-----------------------------------------------------------------------------------------------------------------------
570 Broad Street
  Building Newark,
  New Jersey                $ --       $502,032    $5,937,404     $1,593,911     $502,032    $7,531,315    $8,033,347
                         ----------------------------------------------------------------------------------------------
Totals                      $ --       $502,032    $5,937,404     $1,593,911     $502,032    $7,531,315    $8,033,347
                         ==============================================================================================

    Col. A                Col. F         Col. G        Col. H
--------------------------------------------------------------------
                                                    Life on which
                                                    Depreciation in
                                                     Latest Income
                         Accumulated    Date of      Statements is
  Description           Depreciation  Construction   Computed (1)
--------------------------------------------------------------------
570 Broad Street
  Building Newark,
  New Jersey             $5,880,040        1962          34.3
                         ----------
Totals                   $5,880,040
                         ==========

(1) At December 31, 2002, the property is classified as held for sale. Accordingly depreciation has not been recorded in 2002.

                        Investment Properties Associates

                        (A New York Limited Partnership)

             Schedule III - Real Estate and Accumulated Depreciation

                                December 31, 2002

Reconciliation of "Real Estate and Accumulated Depreciation":

                                                Year ended December 31,
                                       ---------------------------------------
                                          2002         2001           2000
                                       ----------   ----------    ------------
Investment in Real Estate
Balance at beginning of year           $8,033,347   $8,033,347    $ 40,649,960
Sale of real estate                            --           --     (33,212,608)
Abandonment of real estate                     --           --              --
Improvements and additions                     --           --         595,995
                                       ----------   ----------    ------------
Balance at end of year                 $8,033,347   $8,033,347    $  8,033,347
                                       ==========   ==========    ============

Accumulated Depreciation
Balance at beginning of year           $5,880,040   $5,880,040    $ 26,391,697
Depreciation charged to costs
  and expenses                                 --           --         598,174
Less amounts applicable to sale of
  real estate                                  --           --     (21,109,831)
                                       ----------   ----------    ------------
Balance at end of year                 $5,880,040   $5,880,040    $  5,880,040
                                       ==========   ==========    ============

The aggregate basis of real estate assets for Federal income tax purposes amounted to $7,298,926 (2002), $7,298,926 (2001) and $7,898,039 (2000).